Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 28, 2022 relating to the financial statements of Pear Therapeutics, Inc. appearing in the Annual Report on Form 10-K of Pear Therapeutics, Inc. for the year ended December 31, 2021.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 9, 2023